Exhibit 10(r)

SUMMARY SHEET
OF
2011 COMPENSATION

Director Compensation

Employee Directors

Directors who are employees of the Company receive no separate compensation for Board service. Mr. Alley is the only director who is also an employee of the Company.

Non-Employee Directors

During 2011, each non-employee director is expected to receive:

Annual Retainer:
•	$12,000 cash retainer, prorated for any partial year of service.

Meeting Fees:
•	$450 cash fee for each Board of Directors meeting attended.
•	$300 cash fee for each committee meeting attended.

Presiding Independent Director:
•	$1,000 annual fee payable quarterly.

Committee Chairs:
•	$1,000 annual fee, payable quarterly to committee chairs except for the Audit Committee Chair who shall receive $2,000 annual fee, payable quarterly.
Other:
•	$450 additional fee for each full day spent in training at seminars or other training sessions approved in advance by the Chairman of the Board.

Compensation of Named Executive Officers

The executive officers of the Company serve at the discretion of the Board of Directors.  The following are the current base salaries for the Company’s Chief Executive Officer, Chief Financial Officer and its other most highly compensated current executive officers who will be identified as the Company's named executive officers under SEC regulations:

Michael J. Alley, Chairman, and Chief Executive Officer	$300,000
Michael B. Carroll, Executive Vice-President and Chief Financial Officer and Assistant Secretary	$225,000
Roger M. Duncan, Executive Vice-President, Retail Manager and Community Markets Manager of Integra Bank N.A.; President of Evansville Region	$235,000
John W. Key, Executive Vice-President, Chief Credit and Risk Officer	$225,000

The Compensation Committee of the Board of Directors determines and approves the compensation payable to the executive officers.  All of the executive officers, except Mr. Alley, are parties to Change in Control Benefits Agreements; however, as a participant in the Capital Purchase Program, we are restricted in the form and type of compensation we may pay to the named executive officers and our most highly compensated employees.